Consent of Independent Registered Public Accounting Firm


To the Board and Shareholders:

AXP Tax-Exempt Series, Inc.
         RiverSource Tax-Exempt Bond Fund
AXP Special Tax-Exempt Series Trust
         RiverSource Insured Tax-Exempt Fund

We consent to the use of our reports incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses included or incorporated herein by reference and the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information incorporated herein by reference. We also consent to the references to our Firm in Section C of the combined proxy statement/registration statement being filed on Form N-14.





/s/ KPMG LLP
--------------------------------
    KPMG LLP
    Minneapolis, Minnesota
    December 5, 2005